Exhibit 17.1
List of Subsidiary Issuers and Guarantors of U.S Registered

Securities
Security Company Name Issuer Guarantor
3.375% USD Notes, due 2023:
ABB Finance (USA) Inc. X
ABB Ltd X
3.8% USD Notes, due 2028:
ABB Finance (USA) Inc. X
ABB Ltd X
2.875% USD Notes, due 2022:
ABB Finance (USA) Inc. X
ABB Ltd X
4.375% USD Notes, due 2042:
ABB Finance (USA) Inc. X
ABB Ltd X